Exhibit 14.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm name under the caption “Financial Highlights” in the Prospectuses/ Information Statement, included in the Registration Statement on Form N-14. We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in Federated Money Market Management (one of the portfolios constituting the Money Market Obligations Trust) Statement of Additional Information and Prospectus, respectively, dated September 30, 2013, on Form N-1A, which were filed with the Securities and Exchange Commission in Post-Effective Amendment No. 141 (File No. 33-31602), and are incorporated by reference in the Statement of Additional Information and Prospectus/Information Statement included in this Registration Statement on Form N-14. We further consent to the incorporation by reference of our report, dated September 23, 2013, on the financial statements and financial highlights of Federated Money Market Management, included in the Annual Report to Shareholders for the year ended July 31, 2013, which is also incorporated by reference in the Statement of Additional Information and Prospectus/Information Statement, included in this Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 27, 2014